Exhibit 10.23

RESTATEMENT OF OLD NATIONAL BANCORP
DIRECTORS DEFERRED COMPENSATION PLAN

Effective as of January 1, 2020

TABLE OF CONTENTS

ARTICLE I. RESTATEMENT AND PURPOSE1

Section 1.01Plan History1

Section 1.02Restatement and Application1

Section 1.03Purpose1

ARTICLE II. DEFINITIONS1

Section 2.01Definitions1

Section 2.02Rules of Interpretation4

ARTICLE III. ELIGIBILITY AND PARTICIPATION5

ARTICLE IV. ELECTIONS TO DEFER5

Section 4.01Deferral of Compensation5

Section 4.02Initial Deferral Election5

Section 4.03Annual Deferral Elections5

Section 4.04Irrevocability of Deferral Elections6

Section 4.05Waiver of Deferral Election As a Result of Unforeseeable Emergency6

ARTICLE V. ELECTIONS REGARDING TIME AND FORM OF DISTRIBUTIONS6

Section 5.01General Provisions6

Section 5.02Initial Election6

Section 5.03Election Changes6

Section 5.04Special 2007 Transition Election6

ARTICLE VI. PARTICIPANT ACCOUNTS7

Section 6.01Establishment of Accounts7

Section 6.02Credit for Prior Plan Interest7

Section 6.03Elective Deferral Credits7

Section 6.04Investment Credits7

Section 6.05Reduction of Accounts to Reflect Distributions8

ARTICLE VII. DISTRIBUTION OF ACCOUNTS8

Section 7.01Distribution on Designated Benefit Commencement Date8

Section 7.02Distributions on Death8

Section 7.03Distribution on Account of Unforeseeable Emergency8

Section 7.04Required Delay in Distributions to Specified Employees8

Section 7.05Determination of Beneficiary8

Section 7.06Incapacity of Participant or Beneficiary9

ARTICLE VIII. ADMINISTRATION9

Section 8.01Powers and Responsibilities of the Administrator9

Section 8.02Certificates and Reports10

Section 8.03Indemnification10

Section 8.04Expenses10

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ARTICLE IX. CLAIMS PROCEDURE10

Section 9.01General Provisions10

Section 9.02Decision on Initial Claim11

Section 9.04Decision on Appeal11

Section 9.05Finality of Decision of Appeal11

ARTICLE X. AMENDMENT AND TERMINATION11

ARTICLE XI. MISCELLANEOUS12

Section 11.01Employer’s Obligation12

Section 11.02Director Rights12

Section 11.03Non-Alienation12

Section 11.04Tax Withholding12

Section 11.05Notices12

Section 11.06Merger, Consolidation, or Acquisition12

Section 11.07Counterparts12

[Signature Page Follows]12

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ARTICLE I.
RESTATEMENT AND PURPOSE

Section 1.01Plan History. Old National Bancorp (“Company”) established the Old National Bancorp Directors Deferred Compensation Plan (“Plan”), formerly known as the 2005 Directors Deferred Compensation Plan, effective January 1, 2005. The Company initially restated the Plan in its entirety, effective January 1, 2006, renaming the Plan the “Directors Deferred Compensation Plan,” and providing for the merger of the Deferred Compensation Plan For Directors of Old National Bancorp and Subsidiaries (“Prior Plan”) into the Plan and again, restated the Plan effective January 1, 2018.

Section 1.02Restatement and Application. This restatement is effective as of January 1, 2020; provided, however, nothing contained herein shall preclude or limit the availability of transitional relief under Code Section 409A for periods before 2008, and all such relief shall be available to the same extent as if specifically set out herein.

Section 1.03Purpose. The purpose of the Plan is to permit eligible directors of the Company and its subsidiaries to elect to defer compensation and/or to receive additional deferred compensation pursuant to a nonqualified deferred compensation arrangement. The Plan is intended to constitute an unfunded non-qualified deferred compensation plan.

ARTICLE II.
DEFINITIONS

Section 2.01Definitions. Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

(a)“Account” means, with respect to a Participant, the bookkeeping account maintained to reflect the Participant’s interest under the Plan, including such interest resulting from the merger of the Prior Plan into the Plan, effective January 1, 2006. When the context so permits, “Account” also means the amount credited to the Account.

(b)“Administrator” means the Committee or such other person as the Committee designates as Administrator. To the extent that the Administrator delegates a duty or responsibility to an agent, the term “Administrator” shall include such agent.

(c)“Affiliate” means any employer required to be considered as a single employer with the Employer pursuant to Code Section 414(b), (c), or (m).

(d)“Applicable Form” means a form provided by the Administrator for making an election or designation under the Plan. To the extent permitted by the Administrator, an Applicable Form may be provided and/or an election or designation made electronically.

(e)“Beneficiary” means the person or persons entitled to receive benefits under the Plan with respect to a Participant after the Participant’s death, as determined pursuant to Section 7.05.

(f)“Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(g)“Benefit Commencement Date” means the date on which distribution of a benefit under the Plan is made, if paid as a lump sum, or begins, if paid in installments.

(h)“Board” or “Board of Directors” means the Company’s Board of Directors.

(i)“Cash Compensation” means Compensation payable to a director in cash.

(j)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(k)“Committee” means the Compensation and Management Development Committee of the Board.

(l)“Community Board Director” means an individual serving on the Company’s regional community level advisory boards.

(m)“Company” means Old National Bancorp and any successor thereof that adopts (in) the Plan.

(n)“Company Stock Fund” means a hypothetical investment fund under which the Investment Credits are determined as if the fund were invested entirely in the Company's common stock.

(o)“Compensation” means, with respect to a Director for a Plan Year, the total amount of compensation paid to the Director for services performed as a Director during that Plan Year.

(p)“Deferral Election” means a deferral election filed by a Participant on an Applicable Form pursuant to Article IV.

(q)“Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(r)Designated Benefit Commencement Date” means the date elected by Director for distribution (or commencing distribution, if payable in installments) of his Account. Except as expressly provided below, a Participant’s Designated Benefit Commencement Date must be one of the following:

(1)the first January 1 following the occurrence of a Distributable Event; or

(2)the first January 1 following the later of (A) the occurrence of a Distributable Event or (B) the date on which the Participant reaches Full Retirement Age.

If a Director fails to elect a Designated Benefit Commencement Date pursuant to Article V, his Designated Benefit Commencement Date shall be the first January 1 following the occurrence of a Distributable Event. Notwithstanding the preceding provisions, to the extent provided in Section

5.03, a Participant may defer his original Designated Benefit Commencement Date to the fifth anniversary of such date.

(s)“Designated Form” means the form in which a Director has elected for his Account to be distributed. The “Designated Form” must be either (i) a single lump sum payment or (ii) annual installments beginning on the Designated Benefit Commencement Date and continuing over the next following anniversaries of such date for a designated number of years, not to exceed a total of 10 annual installments. Each installment shall consist of a percentage of the remaining Account, which shall be equal to (i) one divided by (ii) one plus the number of installments remaining after the installment for which the calculation is being made. If a Director fails to elect a Designated Form pursuant to Article V, the Designated Form shall be a single lump sum payment.

(t)“Director” means an individual who is (i) not employed by any Employer; (ii) serving as a member of the board of directors of an Employer; and (iii) not a Community Board Director.

(u)“Disability” or “Disabled” means, with respect to a Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer, The Administrator shall determine the existence of Disability on the basis of reasonable medical evidence.

(v)“Distributable Event” means, with respect to a Participant, the earlier of the Participant’s (i) Disability while employed by an Affiliate or (iii) Separation from Service.

(w)“Elective Deferral” means an amount deferred by a Participant under the Plan pursuant to the Participant’s Deferral Election.

(x)“Elective Deferral Credit” means an amount credited to a Participant’s Account on account of his Elective Deferrals, as provided in Section 6.03.

(y)“Employer” means the Company and its subsidiaries. For purposes of the preceding sentence, a “subsidiary” is any corporation more than 50% of whose total combined voting stock of all classes is held by the Employer or by another corporation qualifying as a subsidiary pursuant to this sentence.

(z)“Full Retirement Age” means the retirement age, determined under 42 U.S.C. Sec. 416(1), as of which an individual is entitled to the receipt of an unreduced old age insurance benefit under the Federal Old Age, Survivors, and Disability Insurance Benefits Program.)

(aa)“Index Fund” means a hypothetical investment fund under which the Investment Credits are determined pursuant to Section 6.04(b).

(bb)“Investment Credits” means, the Investment Credits for the Index Fund, as determined in good faith by the Administrator pursuant to Section 6.04.

(cc)“Participant” means (i) a current or former Director or (ii) other person whose interest under the Prior Plan was transferred to this Plan, effective January 1, 2006, whose entire Account has not been distributed.

(dd)“Plan” means the Old National Bancorp Directors Deferred Compensation Plan, as set out in this document, as amended from time to time.

(ee)“Plan Year” means the 12-month period beginning January 1 and ending December  31.

(ff)“Prior Plan” means the Deferred Compensation Plan For Directors of Old National Bancorp and Subsidiaries, which was merged into this Plan, effective January 1, 2006.

(gg)Qualified Domestic Relations Order” has the meaning specified in ERISA Section 206(d)(3).

(hh)“Separation from Service” means, with respect to a Participant, the Participant’s separation from service within the meaning of Code Section 409A(a)(2)(i).

(ii)“Stock Compensation” means Compensation payable in the form of the Company’s common stock.

(jj)“Spouse” means the person to whom a Participant is married on the date of his death, as determined under the laws of the jurisdiction in which he resides at such time.

(kk)“Unforeseeable Emergency” has the meaning given to such term by Code Section 409A and the guidance thereunder. In general, the term means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, his spouse, or his dependent (as defined in Code Section 152(a)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, including any event constituting “unforeseeable emergency” within the meaning of Code. A Director shall not be considered to have an Unforeseeable Emergency to the extent that his severe financial hardship can be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by the liquidation of his assets, to the extent liquidation of such assets would not itself cause severe financial hardship. The Administrator shall be the sole and final judge of Unforeseeable Emergency, after considering such evidence, including the financial statements and records of the Participant, as it may require.

Section 2.02Rules of Interpretation.

(a)The Plan is intended to comply with Code Section 409A, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles, and the following provisions of this Section.

(b)Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)If any provision of the Plan shall be held to violate the Code or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)Reference to any provision of the Code or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE III.
ELIGIBILITY AND PARTICIPATION

A Director is automatically eligible to participate upon becoming a Director. Participation shall commence upon his filing of a Deferral Election with the Administrator.  Members of the board of directors for Indiana Community Bancorp are no longer permitted to make deferrals to the Plan.

ARTICLE IV.
ELECTIONS TO DEFER

Section 4.01Deferral of Compensation. A Director may elect pursuant to this Article to defer a portion of his Cash Compensation and/or Stock Compensation by filing a Deferral Election with the Administrator during the applicable election period established by the Administrator. Amounts deferred pursuant to a Participant’s election shall be withheld from his compensation and credited to his Account as provided in Section 6.03.

Section 4.02Initial Deferral Election. During his first year of eligibility to participate, a Director may be eligible to make a special Deferral Election pursuant to this Section to defer (i) 25%, 50%, 75%, or 100% of his Cash Compensation and/or (ii) 25%, 50%, 75%, or 100% of his Stock Compensation for services performed after the date on which he files a Deferral Election with the Administrator. A Deferral Election pursuant to this Section must be filed within the enrollment period specified by the Administrator, which period shall end not later than 30 days after the individual has become a Director (or if earlier, within 30 days after the individual has become eligible to participate in any other plan of an Affiliate that is required to be aggregated with this Plan for purposes of Code Section 409A).

Section 4.03Annual Deferral Elections. A Director may elect to defer (i) 25%, 50%, 75%, or 100% of his Cash Compensation and/or (ii) 25%, 50%, 75%, or 100% of his Stock Compensation for services performed during a Plan Year by filing a Deferral Election during the enrollment period established by the Administrator, which period shall end not later December 31 of the year preceding the Plan Year in which the services are to be performed.

Section 4.04Irrevocability of Deferral Elections. Except as provided in Section 4.05, a Deferral Election, once made, shall remain in effect until it is changed or revoked by filing a new Deferral Election with the Administrator. Any such revocation or change shall become effective as of the first day of the Plan Year beginning after a new Deferral Election is filed, provided that the new Deferral Election was filed within the applicable election period established by the Administrator and ending before the first day of such Plan Year,

Section 4.05Waiver of Deferral Election As a Result of Unforeseeable Emergency. A Director who has suffered an Unforeseeable Emergency may apply to the Administrator to waive his Deferral Election for the remainder of the Plan Year. The Director’s application shall include a signed statement of the facts constituting the Unforeseeable Emergency and any other facts requested by the Administrator to enable it to evaluate the need for a waiver. The Administrator, in its sole discretion, may waive the Director’s Deferral Election, if it determines that the Director has suffered an Unforeseeable Emergency. The waiver shall become effective as soon as administratively practicable after the Administrator’s decision and apply to Compensation payable on or after such effective date.

ARTICLE V.
ELECTIONS REGARDING TIME AND FORM OF DISTRIBUTIONS

Section 5.01General Provisions. A Director may elect a Designated Benefit Commencement Date and/or Designated Form only as provided in this Article. To be effective, an election pursuant to this Article must be filed with the Administrator on an Applicable Form within the required election period.

Section 5.02Initial Election. A Director may elect a Designated Benefit Commencement Date and/or Designated Form (i) before the beginning of the Plan Year in which he first becomes eligible to participate or, (ii) if he is first eligible to participate as of a date other than the first day of a Plan Year, within 30 days after he first becomes eligible to participate (or, if he makes a Deferral Election during such 30-day period, at the time he makes such Deferral Election). For purposes of clause (ii) of the preceding sentence, a Director’s eligibility to participate in a deferred compensation plan that must be aggregated with this Plan for purposes of the Code Section 409A shall be treated as eligibility under the Plan, to the extent required by Code Section 409A.

Section 5.03Election Changes. A Participant may, pursuant to this Section, (i) defer his original Designated Benefit Commencement Date to the fifth anniversary of such date, and/or (ii) change his Designated Form; provided that a Participant shall be limited to one set of election changes pursuant to this Section. A Participant’s election change pursuant to this Section shall be not be valid until 12 months after it is filed, and it shall be valid only if it is made at least 12 months before the Benefit Commencement Date that would apply in the absence of the change. Notwithstanding the preceding provisions, a Participant may not make an election pursuant to this Section after his Separation from Service.

Section 5.04Special 2007 Transition Election. Notwithstanding the preceding provisions of this Article, a Participant whose Benefit Commencement Date does not occur before 2008 may elect during the election period established by the Administrator (which shall begin no earlier than September 1, 2007, and end no later than December 31, 2007), to change his Designated Benefit Commencement Date and/or Distribution Form, provided that such change shall not cause any amounts to be payable in 2007. Notwithstanding the preceding provisions, a Participant may not make an election pursuant to this Section after his Separation from Service.

ARTICLE VI.
PARTICIPANT ACCOUNTS

Section 6.01Establishment of Accounts. The Administrator shall establish an Account on behalf of each Participant as of the date he becomes a Participant. The Administrator shall credit and charge such Accounts as provided in this Article.  A Participant’s interest in his Accounts shall be 100% vested at all times.

Section 6.02Credit for Prior Plan Interest. Effective January 1, 2006, the Administrator shall credit each Participant’s Account with his interest, if any, under the Prior Plan as of such date.

Section 6.03Elective Deferral Credits. A Participant’s Elective Deferral Credits shall be credited to his Account as soon as administratively practicable after they are withheld from his Compensation.

Section 6.04Investment Credits.

(a)For purposes of determining the earnings and losses credited to a Participant’s Account, the Participant may elect for his Account to be deemed invested in Company Stock and/or deemed invested in the Index Fund.  The portion of the Participant’s Account deemed invested in either Company Stock or deemed invested in the Index Fund shall be a whole percentage, with the aggregate invested equal to 100% of the Participant’s Account.  To elect either Company Stock and/or the Index Fund in which he wishes for his Account to be deemed invested, accordingly, or to change an existing election (for future deferrals to the Participant’s Account only), a Participant must file an Applicable Form with the Administrator specifying his election.  The Participant’s election shall become effective as soon as administratively practicable after it is received by the Administrator.  In the absence of an effective election pursuant to this Section, the Participant’s Accounts shall be deemed invested in the Index Fund.  The Participant may not change an investment election for deferrals that have been contributed to his Account.  Notwithstanding the preceding provisions, deferrals of a Participant’s Stock Compensation shall be deemed invested in Company Stock and such investment cannot be changed.

(b)Before the due date for filing Deferral Elections for a Plan Year, the Administrator shall determine the formula or other methodology to be used in determining Investment Credits under the Index Fund for that Plan Year and notify Directors of its determination. The Administrator may change such formula or methodology at any time, provided that no such change shall be applied retroactively, if retroactive application of the change would reduce the Investment Credits for any Plan Year. As of the last day of each calendar month, the Administrator shall credit each Participant’s Account with Investment Credits for the portion of the Participant’s Account deemed invested in the Index Fund.

(c)In determining Investment Credits under the Index Fund and crediting such amounts to a Participant’s Account, the Administrator may use such methods and make such estimates as it deems reasonable.

Section 6.05Reduction of Accounts to Reflect Distributions. On the date of any distribution pursuant to the Plan with respect to a Participant, the Participant’s Account shall be reduced by the amount of the distribution.

ARTICLE VII.
DISTRIBUTION OF ACCOUNTS

Section 7.01Distribution on Designated Benefit Commencement Date. Except as expressly provided in the following provisions of this Article, a Participant’s Account shall be distributed to him in his Designated Form beginning as of his Designated Benefit Commencement Date. For purposes of the Plan, amounts payable at any time during the month of January shall be deemed to have been distributed on January 1.

Section 7.02Distributions on Death. If a Participant dies before the distribution of his entire Account, the remainder of his Account shall be distributed to his Beneficiary as a single lump sum payment as soon as administratively practicable (and not more than 60 days) after his death.

Section 7.03Distribution on Account of Unforeseeable Emergency. If a Participant incurs an Unforeseeable Emergency, he may apply to the Administrator for a distribution from his Account of an amount needed to satisfy the Unforeseeable Emergency. If the Administrator approves the Participant’s application, the approved distribution shall be made as a lump sum to the Participant as soon as administratively practicable following the Administrator’s decision. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by the waiver of a Deferral Election pursuant to Section 4.05, or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship to the Participant).

Section 7.04Required Delay in Distributions to Specified Employees. Notwithstanding the preceding provisions of this Section, if the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section and the guidance thereunder, payments otherwise required by this Section on account of the Participant’s separation from service (within the meaning of Code Section 409A(a)(2)(A)(i)) shall be delayed to the earliest date on which such payments are permitted.)

Section 7.05Determination of Beneficiary. A Participant may designate a Beneficiary or change an existing Beneficiary designation by filing an Applicable Form with the Administrator. To be effective, the Beneficiary designation or change must be received by the Administrator during the Participant’s life. If a Participant does not make an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die before the complete distribution benefits hereunder, the Participant’s Beneficiary shall be (i) his Spouse, if his Spouse survives him, (ii) if there is no surviving Spouse, his descendants (including legally adopted children or their descendents) per stirpes; (iii) if there is neither a surviving spouse nor surviving descendants, or his estate, if his Spouse does not survive him, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iv) if no such representative is duly appointed and qualified within 30 days after the date of death, those persons who would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute. The Administrator may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient. If the Administrator has any doubt as to the proper Beneficiary, the Administrator may withhold payments hereunder until the matter is finally adjudicated. However, any payment made by an Employer in good faith and in accordance with the Plan document shall fully discharge the Plan, the Administrator, the Employer, and all other persons from all further obligations with respect to that payment.

Section 7.06Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Employer may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Employer and the Plan therefor.

Section 7.07Small Balance Cash-Out.  If a Community Board Director has an Account valued at $18,000 or less, he will receive a payment for the entire value of the Account as soon as administratively practicable after January 1, 2018.  The value of the Account will be determined for purposes of this Section as of December 31, 2017.  If a Community Board Director has an Account valued at an amount that exceeds $18,000, he will be considered an inactive Participant and his Account will be distributed to him on his Designated Benefit Commencement Date.

ARTICLE VIII.
ADMINISTRATION

Section 8.01Powers and Responsibilities of the Administrator.

(a)The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan. The Administrator is authorized to accept service of legal process on behalf of the Plan. To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

Notwithstanding any other provision of the Plan, no Director who is a member of the Committee shall participate in a decision involving his own particular rights or benefits under the Plan.

(b)The Administrator’s discretionary powers include, but are not limited to, the following:

(1)to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Employment, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(2)to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;

(3)to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;

(4)to adopt such rules as it deems necessary or appropriate; and

(c)to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant’s eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 8.02Certificates and Reports. The Administrator may rely on all certificates and reports made by any duly appointed accountant and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Employer. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof.

Section 8.03Indemnification. The Employer shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law, but shall be conditioned upon the person’s notifying the Employer of the claim of liability, cost, or expense within 60 days of receiving notice thereof and offering the Employer the right to participate in and control the settlement and defense of the claim.

Section 8.04Expenses. The Employer shall bear all expenses of administering the Plan.

ARTICLE IX.
CLAIMS PROCEDURE

Section 9.01General Provisions. All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time. A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative. All communications pursuant to this Article shall be provided pursuant to the notice provisions of the Plan.

Section 9.02Decision on Initial Claim. If a claimant properly files a Benefit Claim, the Administrator shall review the claim and notify the claimant of its approval or Denial of the claim within 90 days (45 days in the case of a Disability Benefit Claim) after receiving it. If the Administrator needs more time to consider the claim, it may extend the review period by up to 90 additional days (30 additional days in the case of a Disability Benefit Claim), provided that it notifies the claimant within the initial period why an extension is needed and when it expects to reach a decision. If the Administrator Denies a claim, it shall provide the claimant with notice of the specific reasons for the Denial, (ii) any Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

Section 9.03Appeal of Denied Claim. A claimant may appeal the Administrator’s Denial of his claim by filing an appeal with the Administrator within 60 days (180 days in the case of a Disability Benefit Claim) after receiving notice of the Denial. The claimant’s appeal shall be deemed filed upon receipt by the Administrator. If the claimant does not file a timely appeal, the Administrator’s decision shall be deemed final and binding on all persons. In connection with his appeal, the claimant may submit comments, documents, records, and any other information relating to his claim. The Administrator shall provide the claimant, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, without regard to whether the Administrator considered those documents, records, and/or information in its initial Denial.

Section 9.04Decision on Appeal. The Administrator shall fully and fairly review the claimant’s timely appeal and notify the claimant of its decision within 60 days (45 days in the case of a Disability Benefit Claim) after receiving the claimant’s appeal request. If the Administrator needs additional time to consider the appeal, it may extend its decision period by up to 60 additional days (45 additional days in the case of a Disability Benefit Claim), provided that it notifies the claimant during the initial period why an extension is needed and when it expects to reach a decision. If the Administrator denies the appeal, it shall provide the claimant with notice of the specific reasons for the Denial and any Plan provisions on which it is based. It shall also notify the claimant that he is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim.

Section 9.05Finality of Decision of Appeal. The Administrator’s decision on appeal shall be final and binding on all persons.

ARTICLE X.
AMENDMENT AND TERMINATION

The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder. The Company may, however, amend the Plan at any time as it deems appropriate; provided, however, that no such amendment shall (i) deprive any Participant or Beneficiary of any benefit accrued under the Plan before the adoption of such amendment; (ii)

result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder.

ARTICLE XI.
MISCELLANEOUS

Section 11.01Employer’s Obligation. The Employer’s only obligation hereunder shall be a contractual obligation to make payments to Participants and Beneficiaries entitled to benefits provided for herein when due. Nothing herein shall give a Participant, Beneficiary, or other person any right to a specific asset of an Employer, other than as an unsecured general creditor of the Employer.

Section 11.02Director Rights. Nothing contained herein shall confer any right on an Participant to be continued as a Director.

Section 11.03Non-Alienation. Except as otherwise required by a Qualified Domestic Relations Order, no right or interest of an Participant or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

Section 11.04Tax Withholding. The Employer may withhold from any distribution hereunder or from Participant’s other compensation amounts that the Employer deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer with regard to such taxes).

Section 11.05Notices. To be effective, a notice under the Plan must be in writing and mailed by United States mail, postage prepaid, addressed as follows:

(a)if to the Employer or Administrator, addressed to the Administrator at the Company’s principal offices; and,

(b)if to a Participant, Beneficiary, or claimant, to such person’s last known address; provided, however, any person may, from time to time, change the address to which notices shall be mailed, or authorize notices to be sent by electronic transmission pursuant to specific instructions, by providing written notice of such new address or means of transmission pursuant to this Section..

Section 11.06Merger, Consolidation, or Acquisition. The Plan shall be binding upon the Employer, its assigns, and any successor to the Employer that shall succeed to substantially all of its assets and business through merger, acquisition, or consolidation. The Plan shall also be binding upon all Participants, Beneficiaries, and other persons asserting a claim with respect to or on account of such person’s benefits under the Plan.

Section 11.07Counterparts. This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Restatement of Old National Bancorp Directors Deferred Compensation Plan to be signed on its behalf by its duly authorized officer effective the 1st day of January 2020.

OLD NATIONAL BANCORP

BY:___________________________

TITLE: Rewards and Training Director, SVP

KD_9117503_4.docx

SUPPLEMENT A
INDIANA COMMUNITY BANCORP MERGER

A-1Deferred Compensation Agreements for Certain Indiana Community Bancorp Directors.  Notwithstanding the foregoing provisions of this Plan to the contrary, the provisions of this Supplement will apply to amounts transferred to the Plan as a result of the merger between the Company and Indiana Community Bancorp.

A-2Relationship of Provisions to Prior Agreements.  To the extent amounts payable to or on behalf of John Beatty, Harold Force, David Laitinen or William Nolting under this Agreement were accrued and vested prior to January 1, 2005, it is the express intention that:

(a)those amounts shall not be subject to Code Section 409A; and

(b)no provision of this Agreement shall be enforceable with respect to the vested accrued benefit of the Directors as of December 31, 2004, to the extent it would constitute a ‘material modification’ under Treasury Regulation §1.409A-6(a)(4).

A-3Definitions.  For purposes of this Supplement A, the terms below will have the following meanings:

(a)“Deferral Account” means the amount for John Beatty, Harold Force and David Laitinen transferred to the Plan which includes the balance of the director’s accumulated fee deferrals plus accrued interest.

(b)“Deferred Compensation Benefit” means Two Thousand Six Hundred Nine ($2,609.00) Dollars per month payable to William Nolting for a 180- month period, such period to begin at his Normal Retirement Date.

(c)“Early Termination Benefit” means Separation from Service before Normal Benefit Age for reasons other than death.

(d)“Normal Benefit Age” means the date John Beatty, Harold Force or David Laitinen attains age 60.

(e)“Normal Retirement Date” means the first day of the month following the date William Nolting attains age 65.

(f)“Payout Period” means the time frame in which certain benefits payable hereunder shall be distributed. Said benefits may (at the request of the director or his beneficiary and subject to the Company’s discretion) be paid in a lump sum within 30 days of the event which triggers payment or in equal monthly installments commencing on the first day of the month coincident with or next following said event and continuing for a period of 180 months.

(g)“Prescribed Form of Payment” shall mean 180 equal monthly installments. Investment credits shall be credited on the unpaid Deferral Account balance as provided in Section 6.04 of the Plan.

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(h)“Survivor’s Benefit” means monthly level payments in an amount of Two Thousand Two Hundred Thirteen ($2,213.00) Dollars.

A-4Distribution of Benefits During Lifetime for John Beatty, Harold Force and David Laitinen.

(a)Normal Retirement Benefit.  Upon reaching Normal Benefit Age, the director shall receive the benefit described in this Section A-4 in lieu of any other benefit under this Supplement.

(i)	Amount of Benefit. The benefit under this Section A-4(a) is the Deferral Account balance at Normal Benefit Age.

(ii)	Distribution of Benefit. The Company shall pay the benefit to the director in the Prescribed Form of Payment commencing as of the first day of the month following the director’s Normal Benefit Age.

(b)Early Termination Benefit.  In the event of the director’s Early Termination, the Company shall pay to the director the benefit described in this Section A-4(b) in lieu of any other benefit under this Supplement.

(i)	Amount of Benefit. The benefit under this Section A-4(b) is the Deferral Account balance at the director’s Normal Benefit Age.

(ii)	Distribution of Benefit. The Company shall pay the benefit to the Director in the Prescribed Form of Payment commencing on the first day of the month following the director’s Normal Retirement Age.

A-5Distribution Upon Death of John Beatty, Harold Force or David Laitinen.

(a)Death During Distribution of a Benefit.  If the director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the director had the director survived.

(b)Death After Separation from Service But Before Benefit Distributions Commence.  If the director is entitled to benefit distributions under the Plan, but dies prior to the commencement of the benefit distributions, the Company shall pay to the beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence on the first day of the month following receipt by the Company of the director’s death certificate.

(c)Beneficiary.  If the director dies without a valid beneficiary designation, or if all designated beneficiaries predecease the director, then the director’s spouse shall be the designated beneficiary.  If the director has no surviving spouse, the benefits shall be made to the personal representative of the director’s estate.

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A-6Distribution of Benefits for William Nolting.

(a)Retirement Benefit.  The Bank agrees to pay the Deferred Compensation Benefit commencing upon the director’s Normal Retirement Date.  Such payments will be made according to the provisions of the Payout Period.

(b)Death Benefit After Commencement of Benefits.  In the event of the director’s death after the commencement of benefits under Section A-6(a), but prior to the completion of all such payments due and owing hereunder, the Company shall pay to the director’s beneficiary the Survivor’s Benefit for the remainder of the 180-month period.

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